EXHIBIT 1

From: DENNIS BRACY [mailto:dbracy@avatar-studios.com]
Sent: Monday, July 02, 2012 10:08 AM
To: Syd Peng
Cc: Shirley Kiang; Norman Mineta; Candy Tang; Dickson Lee; Edmund Moy; Ian Robinson
Subject: Re: L&L BOD nomination
Importance: High

Dear Syd,

I have served on the L&L Board for nearly three years, and I continue to believe we can grow this company profitably, and set a high standard in southern China for safety, environmental management and business practices.

While the past year or so has been particularly challenging for all of us, I believe this next year will be one where we have the chance to continue to grow, strengthen our team and create the kind of success we all hope for.

My background in clean energy and communications, as well as my role in US-China energy cooperation, should be valuable skills as we move ahead.

I am interested in continuing my role on the Board (though I would like to reduce the number of committees on which I sit--currently Audit, Compensation, Nominations and Governance and Clean Energy). I think we need to do some realigning of committee members to better spread the workload and take advantage of each Board member's skills and background.

Best,

Dennis

On Jun 30, 2012, at 4:44 AM, Syd Peng wrote:

Dear Board Members:

As you know the annual proxy document is due in a couple of weeks. Therefore, as the acting chair of the Nomination Committee, I am starting the process of nominating the members of the Board for next year's appointment.

As a current member of the Board, I am requesting your input regarding whether or not you are interested in continuing your membership on the Board and if so, what you believe you could best contribute to L&L Energy's growth in the coming years.

I am looking forward to hearing from you at your earliest convenience.

Syd

EXHIBIT 2

From: Dennis Bracy [mailto:dennis.bracy@cleanenergyforum.org]

Sent: Sunday, August 05, 2012 7:27 PM

To: Dickson Lee

Cc: Shirley Kiang; Ian Robinson (iangrob@rmltd.com.hk); Syd Peng; Edmund Moy; Norman Y. Y. Mineta; Dennis Bracy

Subject: Resignation

Importance: High

Fellow Board Members,

I hereby submit my resignation as a Director of L&L Energy, effective immediately.

Sincerely,

Dennis Bracy

EXHIBIT 3

From: Dennis Bracy [mailto:dennis.bracy@cleanenergyforum.org]

Sent: Monday, August 06, 2012 6:53 PM

To: CEO Dickson Lee

Cc: Roger Glenn; Edmund Moy; Norman Y. Y. Mineta; Shirley Kiang; Ian Robinson; Syd Peng

Subject: Clarification of Resignation

Importance: High

Dear Dickson,

To supplement my resignation from the L&L Board of a couple of days ago, I presume the company will report this via an 8K to the appropriate authorities.

In that regard, I want to make it clear that I am resigning because of a disagreement with management.

If you have any questions, please let me know.

Sincerely,

Dennis Bracy